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                                                                    EXHIBIT 23.2



                        INDEPENDENT ACCOUNTANTS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of International Microcomputer Software, Inc. and Subsidiaries on Form S-3 of our report dated August 28, 1995, except for the first paragraph of note 9, for which the date is September 21, 1995 on our audit of the consolidated statements of operations, shareholders' equity and cash flows, and financial statement schedule of International Microcomputer Software, Inc. and Subsidiaries for the year ended June 30, 1995, appearing in the Annual Report on Form 10-K of International Microcomputer Software, Inc. for the year ended June 30, 1997. We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of the Registration Statement.



Coopers & Lybrand, LLP



San Francisco, California
December 22, 1997